June 5, 2007

Ivanhoe Mines Ltd.

Suite 654 - 999 Canada Place

Vancouver, BC

V6C 3E1

Dear Sirs/Mesdames:

Re:       Ivanhoe Mines Ltd. /Proposed Amendment to the Corporation’s

Employees’ and Directors’ Equity Incentive Plan (the “Plan”)

As counsel for Ivanhoe Mines Ltd., a corporation incorporated under the laws of the Yukon Territory, Canada (the “Corporation”), we have been requested to render this opinion in connection with the Corporation’s amendments to the Plan as reflected in the Corporation’s Amended and Restated Employees’ and Directors’ Equity Incentive Plan dated May 11, 2007 (the “Amended Plan”).

You have requested we provide to you the following opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 as amended to qualify for sale the 5,000,000 common shares (the “Shares”) of the Corporation identified in the Registration Statement. Of the additional Shares to be listed, 500,000 will be issued pursuant to the bonus plan portion of the Amended Plan (the “Bonus Plan”).

Scope of Review

As Yukon counsel to the Corporation, and in connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

1.	Minutes of a meeting of the Directors of the Corporation held March 9, 2007, certified by the Corporate Secretary and Vice-President of the Corporation on May 16, 2007;

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2.	Minutes of a meeting of the Shareholders of the Corporation dated May 11, 2007, certified by the Corporate Secretary and Vice-President of the Corporation on May 15, 2007; and
3.	a copy of the Plan, amended and restated, dated May 11, 2007 (the “Amended and Restated Plan”); and
4.	a copy of the Registration Statement.

and we have obtained an original copy of the following:

5.	a certificate of status dated May 17, 2007 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the “Yukon Certificate”).

We have also examined such other records and documents provided to us and such statutes, regulations and other public and corporate records of the Corporation and considered such questions of law as we have considered relevant and necessary for the purposes of the opinions expressed below.

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:
a.	The genuineness of all signatures;
b.	The authenticity and completeness of all documents submitted to us as originals;
c.

The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.

The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

e.	The Amended and Restated Plan is and accurate consolidation of the Plan.

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Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation.

We have reviewed the documents noted above in the section headed "Scope of Review", but we have not participated in the negotiation of their terms or the drafting thereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

Based and relying upon the foregoing assumptions and subject to the following qualification and limitation, we are of the opinion that:

1.

the additional Shares that may be issued pursuant to the Plan have been reserved for issuance by the Corporation and, upon issuance of the Shares in accordance with the terms of the Plan, will be validly issued and outstanding as fully paid and non-assessable; and

2.

the additional Shares that may be issued pursuant to the Bonus Plan have been reserved for issuance by the Corporation and, upon issuance pursuant to the terms of the Bonus Plan, will be validly issued and outstanding as fully paid and nonassessable.

This opinion is furnished solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity, or for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

/s/ LACKOWICZ, SHIER & HOFFMAN